EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THE UNDERSIGNED, being a duly appointed officer of Soligenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The name of the Corporation is Soligenix, Inc.

SECOND: The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

THIRD: The Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is twenty five million three hundred fifty thousand (25,350,000) shares, of which (a) twenty five million (25,000,000) shares, of par value of $.001 per share, shall be of a class designated “Common Stock,” (b) two hundred thirty thousand (230,000) shares, of a par value of $.001 per share, shall be of a class designated “Preferred Stock,” (c) ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” ten thousand (10,000) shares, of a par value of $.05 per share, shall be of a class designated “Series C Convertible Preferred Stock,” and (d) one hundred thousand (100,000) shares, of a par value of $.001 per share, shall be designated “Series A Junior Participating Preferred Stock.”

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations, or restrictions of the above classes of capital stock shall be as follows:”

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 8th day of June, 2017 and affirms the statements contained herein as true under penalty of perjury.

Soligenix, Inc.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, PhD
President and CEO